Exhibit 12.1

NEWMONT MINING CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents income before income and mining tax expense, noncontrolling interests, equity income (loss) of affiliates, discontinued operations and cumulative effect of changes in accounting principles, divided by interest expense. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. The financial information of all prior periods has been reclassified to reflect discontinued operations.

	Years Ended December 31,
	2014	2013	2012	2011	2010
	(Amounts in millions except ratio)
Earnings:
Income (loss) before income and mining tax and other items	$506	$(3,606)	$3,114	$1,810	$3,997
Adjustments:
Fixed charges excluding capitalized interest	379	320	272	267	295
Amortization of interest capitalized	—	—	19	31	7
Dividends from equity affiliates	19	74	26	24	26

Earnings (losses) available for fixed charges	$904	$(3,212)	$3,431	$2,132	$4,325

Fixed Charges:
Net interest expense(1)	$361	$303	$249	$244	$279
Portion of rental expense representative of interest	18	17	23	23	16

Fixed charges added to earnings	379	320	272	267	295
Capitalized interest	23	88	107	52	21

Total Fixed Charges	$402	$408	$379	$319	$316

Ratio of earnings to fixed charges(2)	2.2	—	9.1	6.7	13.7

(1)	Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
(2)	Earnings for 2013 were inadequate to cover fixed charges by $3,620.

NEWMONT MINING CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Six Months Ended June 30, 2015
(Amounts in millions except ratio)
Earnings:
Income before income and mining tax and other items	$721
Adjustments:
Fixed charges added to earnings	176
Amortization of capitalized interest	10
Earnings available for fixed charges	$907

Fixed Charges:
Net interest expense(1)	$167
Portion of rental expense representative of interest	9
Fixed charges added to earnings	176
Capitalized interest	17

$193

Ratio of earnings to fixed charges	4.7

(1)	Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.